AGREEMENT



     THIS AGREEMENT made and entered into as of the 31st day of October, 1993, by and among BOB BANNER ASSOCIATES, INC., a California corporation ("BBA"), and PARADIGM ENTERTAINMENT, L.P., a Delaware limited partnership ("PARADIGM"). BBA and PARADIGM will hereinafter collectively be referred to as the "Partners" or individually as a "Partner". The partnership shall be referred to as BOB BANNER ASSOCIATES DEVELOPMENT ("BBAD").

     The Partners hereby agree as follows:

     1. Effective January 1, 1992, BBA and PARADIGM formed BBAD to develop and produce television programming pursuant to a partnership agreement dated as of January 1, 1992. No other written agreement evidencing the terms of the partnership was ever executed. Tax returns were filed for BBAD for the year 1992. The Partners have agreed to terminate BBAD effective December 31, 1993. This agreement is intended to cover all matters pertaining to the partnership, and to divide up the assets of the partnership amongst the Partners, subject to the terms and conditions provided herein.

     2(a) During the period from January 1, 1992, through
          October 31, 1993, PARADIGM has made contributions to BBAD in the sum of $1,239,136.72, and BBA has made contributions to BBAD in the sum of $1,139,572.24. These contributions are listed and described in Exhibits A-1 and A-2, respectively. Based thereon, the ratio of participation in any BBAD Recoupment Funds to be received from Seawolf and any unrecouped development costs, as may become due and available from any sources under the provisions contained below, shall be divided 52% to PARADIGM and 48% to BBA.

     2(b) The parties acknowledge that certain book adjustments were made with mutual approval after October 31, 1993, which affected the respective losses reported by each of the partners for the calendar year 1993, and which resulted in changes to the partnership accounts as of September 30, 1994. Such subsequent actions shall not affect the application of the percentages as specified under paragraph 2(a) above.
     3(a) BBAD shall render to the Partners a complete list of all assets and liabilities as of October 31, 1993, not later than November 30, 1993. BBAD shall specify therein details regarding any contingent obligations, including any deferred payments or residuals for which reserves must be established. The parties shall mutually agree on the disposition of any non-liquid assets owned by the Partnership, other than the films and projects which are covered by this agreement. BBA shall be entitled to ownership of all furniture and equipment of BBAD (whether on the books of BBAD or PARADIGM) in its offices as of October 31, 1993.

     3(b) With respect to the various cash and related accounts, the parties have reviewed the figures from the books and accounts and verify and agree upon the following:

          (i)   BBAD is entitled to $27,659.50 from the Seawolf
                Account, net of producer's share of payments due to Fenady Productions.

          (ii) As of October 31, 1993, the net assets in the BBAD account was $53,224.42, representing cash plus receivables minus liabilities, exclusive of the Seawolf funds.

          (iii) The total of the above two figures is $80,883.91, and 52% of that amount is $42,059.63. PARADIGM shall be paid this amount in cash, on a deferred basis, to the extent and at such times that cash becomes available to either party from the following sources:

                    (1)   BBAD cash on hand;

                    (2)   Seawolf funds; and

                    (3)   From any and all BBAD Recoupment Funds
                 that are received (including both the PARADIGM and BBA shares thereof) from the properties in which PARADIGM has an interest under the settlement agreement until PARADIGM has recouped said sum of $42,059.63.

          (iv) After such recoupment by PARADIGM, BBA shall be entitled to the next sums received until it has received $38,824.28.

          (v) After such recoupment by BBA, the balance of any additional sums received shall be divided 52% to PARADIGM and 48% to BBA.

     3(c) BBA represents and warrants that no other BBAD liabilities exist, and BBA agrees that it shall be responsible to pay and indemnify and hold PARADIGM harmless from any obligations of BBAD arising from the operation of BBAD, subject to the reserve residual obligation of $27,000 in Seawolf.

     4. BBA shall have the right to continue its employees on the payroll of BBAD until December 31, 1993, for bookkeeping convenience. If it so elects, BBA shall provide to BBAD one hundred percent (100%) of the funds required to cover such payroll, including all applicable fringes and taxes, which shall not be deemed contributions to BBAD.

     5. PARADIGM has produced three completed films: (1) Yes, Virginia; (2) A Thousand Heroes (also known as Crash Landing); and (3) With Murder In Mind (also known as Savage Intent). These films are and shall be the sole and exclusive property of PARADIGM, subject to the applicable contractual and union obligations relating thereto as provided in Exhibit C attached hereto. BBA represents and warrants that all obligations relating to these projects as of this date have been paid, that it is not aware of any liabilities in respect thereto except for future residuals arising from future exhibitions not yet reported, and BBA agrees to pay, indemnify, and hold PARADIGM harmless in respect to any such past obligations. PARADIGM shall have sole responsibility to pay and indemnify and hold BBA harmless from any claims pursuant to the future residual obligations as provided in Exhibit C hereto. Video Challenge and Deadly Affair are also acknowledged to be the sole property of PARADIGM.

     6. BBAD has produced the movie of the week, Seawolf, for Turner Entertainment, and Turner is the owner of Seawolf. BBAD is entitled to certain shares of the revenues derived by Turner from Seawolf, which revenues shall be deemed BBAD Recoupment Funds, and any such sums due from Turner shall be paid directly to PARADIGM and BBA by Turner in accordance with assignment notices to be sent to Turner, after the total sums payable under paragraph 3(b)(iii) and (iv) above have been paid.

     7. BBA has submitted to PARADIGM a complete list of all projects which were developed by BBAD under the partnership, set forth in Exhibit B attached hereto. BBA represents and warrants that all of the Exhibits attached to this agreement and the lists of projects contained therein include all projects developed by BBA, BBAD, and PARADIGM during the term of the BBAD agreement. Both parties have discussed the status of each of the projects, and the relative contributions by BBAD to date in comparison to the stage of the development of the project, future development, and other factors regarding the packaging and production of the projects. Based on such discussions, and good faith negotiations, it has been agreed that such projects shall either remain with, revert to, or be assigned to BBA, to be owned solely and exclusively by BBA, subject to BBA's agreement to pay to PARADIGM the participations as specifically set forth in Exhibit B.

          The parties agree to prepare and execute any further documents that may be required in order to effectuate the proper termination of the partnership and the implementation of the terms of this agreement.

          IN WITNESS WHEREOF, the parties have hereunto signed this agreement on the dates indicated.


                                 BOB BANNER ASSOCIATES, INC.


Dated:  4/19/95                  By:  s/ Bob Banner



                                 PARADIGM ENTERTAINMENT, L.P.


Dated:  4/14/95                  By:  s/ I. Martin Pompadur